                                                               Exhibit 99.1
For Immediate Release
---------------------
February 5, 2004

                NORDSTROM JANUARY SAME-STORE SALES INCREASE 8.7%
                ------------------------------------------------

     SEATTLE - February 5, 2004 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $355.3 million for the four-week period ending January 31, 2004, an increase of 13.5 percent compared to sales of $313.2 million for the four-week period ending February 1, 2003. Same-store sales increased 8.7 percent.

     January same-store sales in full-line stores increased in all geographic regions and all merchandise categories except Women's Bridge and Kid's apparel.

     Preliminary quarter-to-date sales of $1.9 billion increased 11.8 percent compared to quarter-to-date 2002 sales of $1.7 billion. Quarter-to-date same-store sales increased 8.5 percent.

     Preliminary year-to-date sales of $6.5 billion increased 8.5 percent compared to year-to-date 2002 sales of $6.0 billion. Year-to-date same-store sales increased 4.3 percent.

SALES RECORDING
     To hear Nordstrom's prerecorded January sales message, please dial (402) 220-6036. This recording will be available for one week.

GAAP SALES PERFORMANCE
     The additional information provided in this section is to comply with the Securities and Exchange Commission's Regulation G. The Company converted to a 4-5-4 Retail Calendar at the beginning of 2003. This change in the fiscal calendar has resulted in differences in the number of days included in the current period versus the same period in the prior year. Sales performance numbers included in this sales release have been calculated on a comparative 4-5-4 basis. The Company believes that adjusting for these differences provides a more comparable basis (4-5-4 vs. 4-5-4) from which to evaluate sales performance. The following reconciliation bridges 2002 GAAP sales to the 4-5-4 comparable sales.

                                                               Dollar      % Change      % Change
Sales Reconciliation ($M)  January 2004   January 2003       Increase   Total Sales    Comp Sales
                           -------------  -------------    ----------   -----------    ----------
        Number of Days GAAP           28             31
                 GAAP Sales       $355.3         $345.1         $10.2          3.0%        (0.9%)
  Less Jan. 1-4, 2003 sales           --         ($50.1)
    Plus Feb. 1, 2003 sales           --          $18.2
       Reported 4-5-4 sales       $355.3         $313.2         $42.1         13.5%          8.7%
                               =========      =========
        4-5-4 Adjusted Days           28             28

                                                               Dollar      % Change      % Change
Sales Reconciliation ($M)       QTD 2003       QTD 2002      Increase   Total Sales    Comp Sales
                                --------       --------    ----------   -----------    ----------
        Number of Days GAAP           91             92

                 GAAP Sales     $1,929.0       $1,750.6        $178.4         10.2%          7.0%
  Less Nov. 1-2, 2002 sales           --         ($43.7)
    Plus Feb. 1, 2003 sales           --          $18.2
       Reported 4-5-4 sales     $1,929.0       $1,725.1        $203.9         11.8%          8.5%
                                ========       ========
        4-5-4 Adjusted Days           91             91

                                                               Dollar      % Change      % Change
Sales Reconciliation ($M)       FYE 2003       FYE 2002      Increase   Total Sales    Comp Sales
                                --------       --------    ----------   -----------    ----------
        Number of Days GAAP          365            365
                 GAAP Sales     $6,488.3       $5,975.1        $513.2          8.6%          4.1%
          Less Feb. 1, 2003       ($18.2)            --
  Less Feb. 1-2, 2002 sales           --         ($30.9)
    Plus Feb. 1, 2003 sales           --          $18.2
       Reported 4-5-4 sales     $6,470.1       $5,962.4        $507.7          8.5%          4.3%
                                ========       ========
        4-5-4 Adjusted Days          364            364


DEBT RETIREMENT
     During the first quarter of 2004, the Company plans to retire its outstanding 8.95% senior notes scheduled to mature in 2005. This will be a cash transaction that consists of $196.8 million in principal, $7.3 million in accrued interest and an estimated redemption cost of $20 to $22 million. This debt retirement will reduce on-going interest expense by approximately $17 million annually and is expected to lower first quarter earnings per share by $0.08.

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is provided in the table below.

              Fourth Quarter Earnings Release       Thurs., February 19, 2004
              February Sales Release                Thurs., March 4, 2004
              March Sales Release                   Thurs. April 8, 2004

     Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 148 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 92 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

SALES SUMMARY
(unaudited; $ in millions)             Jan.      Jan.         QTD        QTD        YTD       YTD
                                       2004      2003        2003       2002       2003      2002
                                       ----      ----        ----       ----       ----      ----
Total sales                          $355.3    $313.2    $1,929.0   $1,725.1   $6,470.1  $5,962.4
Total sales percentage change         13.5%      5.3%       11.8%       6.8%       8.5%      6.0%
Same-store sales percentage change     8.7%      0.8%        8.5%       1.5%       4.3%      1.3%

Number of stores (as of Jan. 31, 2003)
     Full-line                                92            88
     Rack and other                           56            55
     International Faconnable boutiques       31            23
                                             ---           ---
     Total                                   179           166

Gross square footage                  19,138,000    18,428,000

Investor Contact:
Stephanie Allen, 206-303-3262

Media Contact:
Shasha Richardson, 206-373-3038

Certain statements in this news release might contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.
                                      ###